Exhibit 10.5

EXECUTION COPY

SECURITIES PURCHASE AND SUBSCRIPTION AGREEMENT

AMONG

MINTO BUILDERS (FLORIDA), INC.,

MINTO (DELAWARE), LLC,

MINTO HOLDINGS INC.

AND

INLAND AMERICAN REAL ESTATE TRUST, INC.

DATED AS OF

OCTOBER 11, 2005

i

SECTION 13.3.	Waiver Of Jury Trial	38

SECTION 13.4.	Equitable Remedies	38

SECTION 13.5.	Arbitration	38

ARTICLE XIV	ENTIRE AGREEMENT; COUNTERPARTS; SECTION HEADINGS	40

SECURITIES PURCHASE AND SUBSCRIPTION AGREEMENT

This SECURITIES PURCHASE AND SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of October 11, 2005, is made and entered into by and among Minto Builders (Florida), Inc., a Florida corporation (the “Company”), Minto (Delaware), LLC, a Delaware limited liability company (“Minto Delaware”), Minto Holdings Inc., a Canadian corporation incorporated under the laws of Ontario (“Minto Holdings”) and Inland American Real Estate Trust, Inc., a Maryland corporation (the “Purchaser”).

RECITALS

A.                                   The Company wishes to issue and sell to the Purchaser and the Purchaser wishes to subscribe for and purchase, in several tranches, 920,000 shares (the “Purchased Shares”) of the Company’s convertible special voting stock, $0.01 par value per share (the “Voting Shares”) for $1,276 per share, or an aggregate of $1,173,920,000.

B.                                     Prior to the issuance of the Purchased Shares to the Purchaser, Minto Delaware owns 23,000 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”) and 207,000 shares of 3.5% Series A Cumulative Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”).

C.                                     Minto Delaware is a wholly owned subsidiary of Minto Holdings.

D.                                    The Purchaser wishes to purchase the Purchased Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement the following terms shall have the meanings set forth in this Article I:

“Acquisition Agreements” means the agreements related to the Company’s purchase of the Initial Properties, each of which is executed on or prior to the date of this Agreement.

“Affiliate or Affiliates” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” has the meaning specified in the introductory paragraph to this Agreement.

“Amended Charter” has the meaning specified in Section 6.1 of this Agreement.

“Applicable Laws” means any and all applicable foreign, federal, state and local statutes, laws, regulations, ordinances, policies, and rules or common law (whether now existing or hereafter enacted or promulgated), of any and all Governmental Authorities, and all applicable judicial and administrative, regulatory or judicial decrees, judgments and orders, including common law rules and determinations.

“Arbitrated Claim” has the meaning specified in Section 13.5 of this Agreement.

“Arbitration Answer” has the meaning specified in Section 13.5(c) of this Agreement.

“Arbitration Claimants” has the meaning specified in Section 13.5(c) of this Agreement.

“Arbitration Demand” has the meaning specified in Section 13.5(c) of this Agreement.

“Arbitration Reply” has the meaning specified in Section 13.5(c) of this Agreement.

“Arbitration Respondents” has the meaning specified in Section 13.5(c) of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means each day other than a Saturday, a Sunday or any other day on which banking institutions in the State of Illinois or in the Province of Ontario are authorized or obligated by law or executive order to be closed.

“Bylaws” means the bylaws of the Company, dated as of March 12, 1992.

“Capital Securities” means, as to any Person that is a corporation, the authorized shares of such Person’s equity, including all classes of common, preferred, voting and non-voting equity, any non-equity securities that are convertible into Capital Securities and any rights to purchase such shares of Capital Securities, including, warrants, options, participants or other equivalents of or interests therein (however designated), and, as to any Person that is not a corporation or an individual, the ownership interests in such Person acknowledged or consented to by such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person and any rights to purchase such shares of Capital Securities, including, warrants, options, participants or other equivalents of or interests therein (however designated).

“Charter” means the articles of incorporation of the Company as from time to time amended or modified, including, without limitation, the Amended Charter, the Series A Articles of Amendment, the Series B Articles of Amendment and the Voting Shares Articles of Amendment.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Common Stock” has the meaning specified in the Recitals of this Agreement.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Company Historical Financial Statements” has the meaning specified in Section 3.7 of this Agreement.

“Company Net Worth” means (i) cash held by the Company (either held directly or held in escrow on the Company’s behalf with a “qualified intermediary” as such term is used in the Treasury Regulations promulgated under Section 1031 of the Code) immediately prior to the date of this Agreement less (ii) all liabilities and obligations reflected on the Opening Balance Sheet (including the liabilities described in Section 3.22(a) of this Agreement to the extent not assumed by an entity other than the Company) but excluding any deferred taxes attributable to any transaction intended to qualify under Section 1031 of the Code.

“Confidential Information” has the meaning set forth in Section 10.5 of this Agreement.

“Consolidated” or “consolidated” means, with reference to any term defined herein, that term as applied to the Company’s accounts and all of its Subsidiaries’ accounts, that may in accordance with GAAP, be consolidated with the Company.

“Contracts” has the meaning specified in Section 3.13 of this Agreement.

“Damages” means “any and all costs, losses, Taxes, liabilities, obligations, lawsuits, deficiencies, claims, demands, penalties, fines, and expenses, including, without limitation, reasonable attorneys’ fees, accountants’ fees, fees and expenses arising from environmental investigation, remediation or other response action, costs and expenditures required or incurred to comply with consent decrees, administrative orders, injunctions and other judicial equitable relief, and all amounts paid in investigation, defense or settlement of any of the foregoing.

“Disclosure Schedule” means the Disclosure Schedule described in Article III and attached hereto as Exhibit A.

“Employee Programs” has the meaning specified in Section 3.18(a) of this Agreement.

“Environment” means soil, sediment, surface or subsurface strata, surface water, ground water, ambient air and any biota living in or on such media.

“Environmental Laws” means any federal, state or local statute, law, including common laws, ordinance, regulation, rule, code, or binding order, including any judicial or administrative order, consent decree, judgment, injunction, permit or authorization, in each case having the force and effect of law, relating to the pollution, protection, or restoration of the Environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.

“Generally accepted accounting principles” or “GAAP” means accounting principles which are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and other recognized principle-setting bodies as in effect as of the date of the relevant document, (b) applied on a basis consistent with prior periods, and (c) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to base an opinion as to financial statements in which such principles have been properly applied.

“Governmental Authority” means any nation or government, any state, province, county or other political subdivision thereof, any entity exercising any executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Hazardous Materials” means any “hazardous waste” as defined in either the Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any “hazardous substances” or “pollutant” or “contaminant” as defined in the Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any petroleum or fractions thereof and any materials subject to regulation under Environmental Laws.

“Indebtedness” means all obligations, contingent and otherwise, which in accordance with GAAP should be classified on the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including without limitation, in any event and whether or not so classified:  (i) all debt and similar monetary obligations, whether direct or indirect; (ii) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (iii) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of Indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, and (iv) obligations to reimburse issuers of any letters of credit.

“Indemnified Party” has the meaning specified in Section 10.2(d)(i) of this Agreement.

“Indemnifying Party” has the meaning specified in Section 10.2(d)(i) of this Agreement.

“Initial Closing” has the meaning specified in Section 2.2 of this Agreement.

“Initial Properties” means those properties listed on Exhibit G hereof.

“Licenses” has the meaning specified in Section 3.15 of this Agreement.

“Lien” means (a) any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of any financing statement under the Uniform Commercial Code in any jurisdiction in connection with the creation of a security interest) upon any property or assets of any character, or upon the income or profits therefrom; (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

“Management Agreements” means the Business Management Agreement, dated as of the date hereof, by and between the Company and Inland American Business Manager and Advisor, Inc., an Illinois corporation and any Property Management Agreement entered into by and between the Company and any applicable property manager from time to time.

“Material Adverse Effect” means (a) an adverse effect on the validity or enforceability of this Agreement or any of the Related Agreements in any material respect, (b) a material adverse effect on the condition (financial or other), business, prospects, results of operations or properties of the applicable party thereto, or (c) an impairment of the ability of the applicable party thereto to fulfill its obligations under this Agreement, or any of the Related Agreements in any material respect.

“MBF” means Minto Builders, LLC, a Florida limited liability company.

“MHF” means Minto Holdings (Florida), Inc., a Florida corporation.

“Minto Delaware” has the meaning specified in the introductory paragraph to this Agreement.

“Minto Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Minto Indemnitees” has the meaning specified in Section 9.1(b) of this Agreement.

“Opening Balance Sheet” has the meaning specified in Section 3.7 of this Agreement.

“Ownership Limit” has the meaning set forth in the Charter.

“Partial Liquidation” has the meaning set forth in the Series A Articles of Amendment.

“Person” means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, limited liability company, joint stock company, and any government, governmental department or agency or political subdivision thereof or any other entity.

“Purchased Shares” has the meaning specified in the Recitals to this Agreement.

“Purchaser” has the meaning specified in the introductory paragraph to this Agreement.

“Purchaser Indemnitees” has the meaning specified in Section 9.1(a) of this Agreement.

“Put/Call Agreement” means the Put/Call Agreement, dated as of the date hereof, by and among the Company, Minto Delaware and the Purchaser.

“REIT” has the meaning specified in Section 4.6 of this Agreement.

“Related Agreements” means the Series A Articles of Amendment, the Series B Articles of Amendment, the Voting Shares Articles of Amendment, the Shareholders Agreement, the Supplemental Shareholders Agreement, the Put/Call Agreement, the Subscription Agreement and the Management Agreements.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.

“Securities Laws” means the Securities Act, the Exchange Act, and each and every other securities law of the United States and each other nation in which the Company or any Subsidiary transacts business.

“Series A Articles of Amendment” means the Articles of Amendment filed by the Company and accepted for record by the State of Florida Department of State designating the Series A Preferred Stock, substantially in the form of Exhibit B hereto.

“Series A Preferred Stock” has the meaning specified in the Recitals of this Agreement.

“Series B Articles of Amendment” means the Articles of Amendment filed by the Company and accepted for record by the State of Florida Department of State designating the Series B Preferred Stock, substantially in the form of Exhibit C hereto.

“Series B Preferred Stock” means the Series B Cumulative Non-Voting Preferred Stock, $0.01 par value per share.

“Series C Articles of Amendment” means the Articles of Amendment filed by the Company and accepted for record by the State of Florida Department of State designating the Series C Preferred Stock, substantially in the form of Exhibit E hereto.

“Series C Preferred Stock” means the Series C Junior Redeemable Preferred Stock, $0.01 par value per share.

“Shareholders Agreement” means the Shareholders Agreement, dated as of the date hereof, by and among the Company, the Purchaser and Minto Delaware, in its capacity as holder of the Series A Preferred Stock.

“Sponsored Entity” means an entity sponsored by Inland Real Estate Investment Corporation, a Delaware corporation, that is (i) a REIT which is a reporting company under the Securities Exchange Act of 1934, as amended, that will not impair the Company’s ability to satisfy the “five or fewer” rule under Sections 856 and 542(a)(2) of the Code or (ii) reasonably approved by the holders of Series A Preferred Stock.

“Straddle Period” has the meaning set forth in Section 9.1(b) of this Agreement.

“Subsidiary” means any Person that the Company now or hereafter shall at the time own, directly or indirectly through another Person, at least a majority of the outstanding Capital Securities (or other beneficial interest) or a majority of the Voting Power of such Person; and the term “Subsidiaries” shall mean all of such Persons collectively.

“Subscription Agreement” has the meaning specified in Section 2.4 of this Agreement.

“Subscription Notice” has the meaning specified in Section 2.4 of this Agreement.

“Subsequent Closing” has the meaning specified in Section 2.4 of this Agreement.

“Supplemental Shareholders Agreement” means the Supplemental Shareholders Agreement, dated as of the date hereof, by and among the Purchaser and Minto Delaware, in its capacity as holder of the Series A Preferred Stock.

“Tax” or “Taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

“Tax Package” has the meaning set forth in Section 9.1(c) of this Agreement.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof

“Third Party Claims” has the meaning specified in Section 10.2(d)(ii) of this Agreement.

“Transaction Costs” means any and all costs, fees and expenses of any broker, finder or placement agent engaged by or on behalf of the Company in connection with the transactions contemplated herein.

“Voting Power” means voting securities or other voting interests ordinarily (and apart from rights accruing under special circumstances) having the right to vote generally in the election of directors or persons performing substantially equivalent tasks and responsibilities.

“Voting Shares” has the meaning specified in the Recitals of this Agreement.

“Voting Shares Articles of Amendment” means the Articles of Amendment filed by the Company and accepted for record by the State of Florida Department of State designating the Voting Shares, substantially in the form of Exhibit D hereto.

In this Agreement the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments shall be deemed to include all amendments thereto or changes therein entered into in accordance with their respective terms but only to the extent to which such amendments or changes are not prohibited by the terms of this Agreement; references to persons include their permitted successors and assigns; “including” means including, without limitation; “or” is not exclusive; “day” means a calendar day unless otherwise specified; and an accounting term not otherwise defined has the meaning assigned to it, and all determinations involving any such term required to be made herein shall be made, in accordance with GAAP.

ARTICLE II

SALE AND PURCHASE OF PURCHASED SHARES

SECTION 2.1.                       Sale and Purchase of Purchased Shares.  Subject to all of the terms and conditions hereof (including, without limitation, satisfaction or waiver of the conditions to the Initial Closing and any Subsequent Closings set forth in Articles V and VI hereof) and in reliance on the representations and warranties set forth or referred to herein, or in the Subscription Agreement, as the case may be, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company 920,000 Voting Shares at a purchase price of $1,276 per share, or an aggregate purchase price of $1,173,920,00.  The Voting Shares are convertible at the option of the Purchaser, in whole or in part, under certain specified conditions, into shares of Common Stock at a conversion ratio of one-to-one.

SECTION 2.2.                       Initial Closing.   The execution of this Agreement and the Related Agreements shall take place at the offices of Shefsky & Froelich Ltd., 111 E. Wacker Drive, Suite 2800, Chicago, Illinois 60601, or such other mutually agreed upon location, on October 11, 2005 (which date, time and place are referred to in this Agreement as the “Initial Closing”).

The conditions precedent to the Initial Closing are set forth in Articles V and VI of this Agreement.

SECTION 2.3.                       Reserved.

SECTION 2.4.                       Subsequent Closings.  Purchases and sales of the Voting Shares shall occur, solely at the direction of the Purchaser, at closings to occur within 10 (ten) Business Days following delivery by the Purchaser of a notice (the “Subscription Notice”) to the Company specifying the aggregate number of Voting Shares, the aggregate purchase price therefor (determined at $1,276 per share) and the closing date, at the offices of Shefsky & Froelich Ltd., 111 E. Wacker Drive, Suite 2800, Chicago, Illinois 60601, or on such other date or at such other mutually agreed upon location (each such date, a “Subsequent Closing”); provided, that (a) one or more Subsequent Closings, pursuant to which the Purchaser, without the requirement of a Subscription Notice, shall have delivered to the Company (i) at least $150,000,000 (including the amount delivered pursuant to all previous Subsequent Closings) in immediately available funds, shall occur no later than December 31, 2005, (ii) at least $300,000,000 (including the amount delivered pursuant to all previous Subsequent Closings) in immediately available funds, shall occur no later than March 31, 2006, and (b) the final Subsequent Closing, pursuant to which the Purchaser shall purchase the remainder of the Purchased Shares not already purchased by it, shall occur no later than December 31, 2006.  The Purchaser shall be treated as satisfying its obligations under subclause a(i) and a(ii) of this Section 2.4 to the extent a Sponsored Entity purchases shares of Series C Preferred Stock in the same aggregate dollar amount (determined at $1,276 per share) as the Purchaser’s obligation.  Notwithstanding the foregoing, the Purchaser shall have invested a total of $1,173,920,000 in the Company by December 31, 2006.  The Company shall redeem all outstanding shares of Series C Preferred Stock by no later than December 31, 2006.  At each Subsequent Closing in which the Purchaser purchases Voting Shares, subject to the terms and conditions of this Agreement:

(i)                                     the Company shall deliver to the Purchaser certificates evidencing the Voting Shares  issued in the name of the Purchaser, free and clear of all Liens; and

(ii)                                  the Purchaser shall deliver to the Company the aggregate purchase price set forth in the Subscription Notice in immediately available funds to a bank account designated by the Company at the Subsequent Closing.

The conditions precedent to each Subsequent Closing are set forth in Articles V and VI of this Agreement.

SECTION 2.5.                       Company Net Worth Adjustment.  The Company covenants that immediately prior the date of this Agreement, the Company Net Worth shall be equal to at least $293,480,000; provided, however, that if the Company Net Worth is less than $293,480,000 immediately prior to the date of this Agreement, within three (3) days following the date of this Agreement, Minto Delaware (whose obligation under this Section 2.5 shall be guaranteed by Minto Holdings) shall contribute an amount of cash to the Company equal to the difference between $293,480,000 and the Company Net Worth.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, MINTO DELAWARE AND MINTO HOLDINGS

Prior to the execution of this Agreement, the Company has delivered to the Purchaser the disclosure schedule (the “Disclosure Schedule”) and, in order to induce the Purchaser to enter into this Agreement and to purchase the Purchased Shares as herein contemplated, each of the Company (for purposes of this Article III, references to the Company include, to the extent applicable, any other entity the obligations for which the Company may be liable by operation of law or otherwise), Minto Delaware and Minto Holdings hereby jointly and severally represents and warrants to the Purchaser, as of the date of this Agreement as follows:

SECTION 3.1.                       Organization and Good Standing. Each of the Company, Minto Delaware and Minto Holdings is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with full power and authority to own its properties and carry on its business as it is now operated and carried on by it.  Each of the Company, Minto Delaware and Minto Holdings is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the business as currently conducted by it in such jurisdiction makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect.  Each of the Company, Minto Delaware and Minto Holdings has previously made available to the Purchaser true and complete copies of the articles of incorporation and bylaws and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto), as applicable, of each of the Company and Minto Delaware as in effect on the date of this Agreement.

SECTION 3.2.                       Authorization; No Violation.  The execution, delivery and performance by the Company, Minto Delaware and Minto Holdings of this Agreement and of each Related Agreement to which it is a party, the issuance and sale by the Company of the Purchased Shares hereunder and the consummation of the transactions contemplated hereby and thereby (i) are within the Company’s, Minto Delaware’s and Minto Holdings’ power and authority, as the case may be; (ii) have been duly authorized by all necessary corporate, limited liability company, shareholder, and any other required action, as the case may be; and (iii) will not conflict with, or result in any breach of or constitute a default under (or constitute any event which with notice, lapse of time or both would result in any breach of, or constitute a default under) (x) any provision of the charter, bylaws or other organizational documents (each as amended to date), as the case may be, of the Company, Minto Delaware or Minto Holdings, (y) any provision of any contract, license, indenture, mortgage, deed of trust, bank loan or credit agreement, note, lease or other evidence of indebtedness, or any lease, contract or other agreement or instrument to which the Company, Minto Delaware or Minto Holdings is a party or by which the Company, Minto Delaware or Minto Holdings or any of their respective assets or properties may be bound or affected, or (z) any Applicable Law or any order, judgment, injunction or decree of any court or Governmental Authority applicable to the Company, Minto Delaware or Minto Holdings or any

of their assets or properties; except in each case, where such conflict, default or breach would not have an Material Adverse Effect.

SECTION 3.3.                       Enforceability.  The execution and delivery by each of the Company, Minto Delaware and Minto Holdings of this Agreement and of each Related Agreement to which it is a party, and the issuance and sale by the Company of the Purchased Shares hereunder, will result in legal and valid binding obligations of each of the Company, Minto Delaware and Minto Holdings, as the case may be, enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors rights generally, or by principles of equity, whether applied in a proceeding at law or in equity.

SECTION 3.4.                       Capitalization.

(a)                                  Capital Securities.  The Company’s authorized capital stock consists of (i) 207,000 shares of Series A Preferred Stock, of which immediately prior to giving effect to the transactions contemplated by this Agreement 207,000 shares are issued and outstanding, (ii) 125 shares of Series B Preferred Stock, of which immediately prior to giving effect to the transactions contemplated by this Agreement no shares are issued and outstanding, (iii) 920,000 share of Series C Preferred Stock, of which immediately prior to giving effect to the transactions contemplated by this Agreement no shares are issued and outstanding and (iv) 943,000 shares of Common Stock, of which immediately prior to giving effect to the transactions contemplated by this Agreement 23,000 shares are issued and outstanding.  The Voting Shares Articles of Amendment have been duly authorized, executed, acknowledged, and filed with the State of Florida Department of State and have become effective for all purposes.  Section 3.4 of the Disclosure Schedule sets forth a table indicating the equity and debt capitalization of the Company immediately prior to the Initial Closing.  All of such issued and outstanding shares of the Company’s capital stock are owned by the Persons listed in Section 3.4 of the Disclosure Schedule and have been duly authorized, are validly issued and outstanding, are fully paid and nonassessable, are not subject to any preemptive rights and have been offered and sold in compliance with all Applicable Laws.  The Purchased Shares to be issued as contemplated hereby shall, upon the consummation of the transactions contemplated hereby and the payment of the purchase price therefor, be duly authorized, validly issued, fully paid, nonassessable, shall be transferred to Purchaser free and clear of all Liens and are not subject to any preemptive rights.

(b)                                 Options, Etc.  Except as contemplated by this Agreement or the Related Agreements, there are no outstanding rights (either pre-emptive or other) or options to subscribe for or purchase from the Company, or any warrants or other agreements providing for or requiring the issuance or purchase by the Company of, any Capital Securities, or any obligations or securities convertible into or exchangeable, for, or exercisable into, the Company’s Capital Securities, or any voting trusts, proxies, agreements or understandings relating to the voting of the Company’s Capital Securities nor any restrictions on the transferability or sale of such shares or other equity or member interests except under the Company’s Charter, the Securities Act and state “blue sky” or securities laws.  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire, redeem or retire any shares of its Capital Securities or other equity or member interests or any securities convertible into or exchangeable for any such Capital Securities or other equity or member interests, except as required by this Agreement or the Related Agreements.

(c)                                  Share Reservations.  The Company has duly and validly reserved an adequate number of (i) Voting Shares for issuance in connection with Subsequent Closings in accordance with the terms of this Agreement, (ii) shares of Common Stock for issuance upon the conversion of the Voting Shares and upon such issuance, in accordance with the terms of the Voting Shares, as applicable, such shares will be duly authorized, validly issued, fully paid, and nonassessable, free and clear of all Liens when transferred to the respective holder thereof, and issued to the Purchaser in compliance with all Applicable Laws.

SECTION 3.5.                       Subsidiaries.  The Company does not have any Subsidiaries and does not own or hold of record or beneficially own, directly or indirectly, any Capital Securities or debt (other than investments in short-term investment securities) of any other Person; provided, however, that the Company may acquire properties through a wholly owned special purpose entity after the date of this Agreement.  The Company has no obligation or commitment to purchase any Capital Securities of any other Person.

SECTION 3.6.                       Consents.  No consent, approval, authorization or other action by, or registration, qualification or filing with, any third party, court, Governmental Authority or other Person is required in connection with the execution, delivery and performance of this Agreement, the Related Agreements or the transactions contemplated thereby by the Company, Minto Delaware or Minto Holdings, as applicable, except for such qualifications or filings under applicable federal and state Securities Laws as may be required in connection with the transactions contemplated by this Agreement and the Related Agreements, which qualification or filings will be made on a timely basis.  None of the execution, delivery or performance of this Agreement by the Company, Minto Delaware or Minto Holdings, the consummation by the Company, Minto Delaware or Minto Holdings of the transactions contemplated hereby or compliance by the Company, Minto Delaware or Minto Holdings with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company, Minto Delaware or Minto Holdings, (ii) result in a violation or breach by the Company, Minto Delaware or Minto Holdings of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material contract to which the Company, Minto Delaware or Minto Holdings is a party or by which the Company, Minto Delaware or Minto Holdings or any of their respective properties or assets may be bound, or (iii) violate any Applicable Law that is applicable to the Company, Minto Delaware or Minto Holdings or any of their respective properties or assets, which in the case of subclause (ii) and (iii) with respect to Minto Holdings only, does not result in a Material Adverse Effect.

SECTION 3.7.                       Reports and Financial Statements; Undisclosed Liabilities.  The Purchaser has heretofore been furnished with complete and correct copies of the historical financial statements of the Company listed in Section 3.7(i) of the Disclosure Schedule (the “Company Historical Financial Statements”).

(i)                                     Except as otherwise specifically disclosed therein, each of the Company Historical Financial Statements (including in each case related schedules and notes) was prepared in accordance with GAAP applied on a basis consistent with prior periods except as otherwise stated therein; each of the balance sheets included in the Company Historical Financial Statements fairly presents, in all material respects, the financial condition of the subject entity as at the close of business on the date thereof; and each of the statements of operations and cash flows included in the Company Historical Financial Statements fairly presents, in all material respects, the results of operations of the subject entity for the fiscal period then ended, subject to changes resulting from normal year-end audit adjustments and the lack of footnotes.

(ii)                                  There are no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, that are not fully reflected or reserved against in the Company Historical Financial Statements, except for liabilities that may have arisen in the ordinary and usual course of business and consistent with past practice since August 31, 2005, and as disclosed in the Opening Balance Sheet (as defined below).

(iii)                               Except as disclosed in the Opening Balance Sheet, since August 31, 2005, the Company has not incurred any Indebtedness or other liabilities, contingent or otherwise, other than immaterial liabilities incurred in the ordinary course of business since August 31, 2005.

(iv)                              Since August 31, 2005, there has been no material adverse change in the Company’s business, assets, or financial condition.

(v)                                 Prior to the execution of this Agreement, the Purchaser has been furnished with a complete and correct copy of an unaudited pro forma opening balance sheet of the Company dated as of the date of the Initial Closing, as set forth in Section 3.7(v) of the Disclosure Schedule (the “Opening Balance Sheet”).  Such Opening Balance Sheet fairly presents, in all material respects, the financial condition of the Company as of the close of business on the date thereof (subject to subsequent adjustment, as provided in Section 3.7(v) of the Disclosure Schedule) and has been prepared in accordance with GAAP, except as noted in the Opening Balance Sheet and except for the lack of footnotes.  The Company does not have any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, that are not fully reflected or reserved against in the Opening Balance Sheet.

SECTION 3.8.                       Absence of Certain Developments.  Except for entering into this Agreement and the Related Agreements or as set forth in Section 3.8 of the Disclosure Schedule, since August 31, 2005, the Company has not, whether or not in the ordinary course of business, done any of the following, nor has there occurred any of the following as of immediately prior to the Initial Closing:

(a)                                  issued any Capital Securities or other equity interest or any right, options or warrants with respect thereto or split, combined or reclassified any Capital Securities other than the issuance of 207,000 shares of Series A Preferred Stock to Minto Delaware;

(b)                                 declared, set aside, paid to a reserve fund or made any payment or distribution of cash or other property to its shareholders or equity holders with respect to any class of its Capital Securities or purchased or redeemed any shares of its Capital Securities;

(c)                                  suffered any substantial loss to any of its material assets;

(d)                                 made any capital expenditures, additions or improvements or commitments for the same;

(e)                                  entered into any contract, commitment or agreement under which it has outstanding Indebtedness for borrowed money or for the deferred purchase price of property, or has the obligation to incur any such indebtedness or obligation, or made any loan or advance to any Person;

(f)                                    made any material change in accounting procedures, policies or practices;

(g)                                 mortgaged or pledged any of its properties or assets, tangible or intangible, or subjected them to any Lien;

(h)                                 entered into any agreement or arrangement granting any rights to purchase or lease any of its assets, properties or rights or requiring the consent of any Person to the transfer, assignment or lease of any such assets, properties or rights;

(i)                                     sold, leased, subleased, assigned or transferred any of its material tangible or intangible properties or assets, or canceled, waived or comprised any debts or claims or entered into any agreement or understanding to do any of the foregoing;

(j)                                     entered into any material transaction, or any amendment of any contract, lease, agreement or license that is material to its business; or

(k)                                  entered into any agreement or understanding to do any of the foregoing.

SECTION 3.9.                       Indebtedness to and from Officers, Directors and Affiliates.   Except for the payable to parent line item listed on the Opening Balance Sheet, the Company is not indebted to any shareholder, director or officer of the Company or to any Affiliate of the Company.  No shareholder, director or officer of the Company, nor any Affiliate of the Company is now indebted to the Company, except for ordinary business expense advances.

SECTION 3.10.                 Taxes.

(a)                                  For the taxable year ended April 30, 1999, and each taxable year ending thereafter, the Company (i) has timely filed all material Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority have authority to do so), and all such Tax Returns are true, correct and complete in all material respects, and (ii) has paid within the time and manner prescribed by law, all material Taxes.  The Company Historical Financial Statements, if required, reflect an adequate reserve for all material Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements.  The Company has established on its books and records reserves, if required, in accordance with GAAP that are adequate to pay all liabilities for Taxes accruing through the period covered by the books and records and until the Initial Closing, shall continue to establish and maintain reserves that are adequate to pay all liabilities for Taxes accruing through the Initial Closing.  True, correct and complete copies of all federal, state and local Tax Returns for the Company with respect to the taxable years commencing on or after January 1, 1998 and all written communications with any taxing authority relating to such Tax Returns requested by the Purchaser or its representatives have been delivered or made available to representatives of the Purchaser.  Section 3.10 of the Disclosure Schedule lists all federal and state income Tax Returns filed with respect to the Company for taxable periods commencing on or after January 1, 1998 that have been audited, and indicates those Tax Returns, if any, that currently are the subject of audit.  No material unpaid deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company, including claims by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to taxation by that jurisdiction, and no requests for waivers of any statute of limitations in respect of Taxes have been made and no extensions of the time to assess or collect any such Tax are pending and no such waiver remains in effect.  The Company is not a party to any pending action or proceedings by any taxing authority for assessment or collection of any material Tax, and no claim for assessment or collection of any material Tax has been assessed against it in writing.

(b)                                 The Company has withheld and paid all Taxes required to have been withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, or other third party.

(c)                                  The Company has not requested, received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to Taxes.

(d)                                 The Company is not a party to or is otherwise subject to any Tax allocation or sharing agreement that extends beyond the taxable year ending July 31, 2005.

(e)                                  The Company has not made any payments, is not obligated to make any payments, and is not a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code with respect to any taxable year for which Tax Returns have not been filed.

(f)                                    Since its inception, for each taxable year prior to the taxable year beginning August 1, 2005, the Company has been subject to federal income taxation as a subchapter “C” corporation.

SECTION 3.11.                 Solvency.  The Company is solvent and, after giving effect to the transactions contemplated hereby, has tangible and intangible assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured.

SECTION 3.12.                 Title to Assets.  The Company owns, and has good and marketable title with respect to, all of its assets free and clear of all Liens other than those reflected on the Opening Balance Sheet.  The Company owns no real property.

SECTION 3.13.                 Material Contracts and Obligations.

(a)                                  Set forth in Section 3.13 of the Disclosure Schedule is a true, complete and accurate list, categorized by subject matter, of all of the material contracts (other than the Related Agreements), plans, equipment, leases, and commitments and other agreements entered into by the Company that are in writing or that have been orally agreed to by the Company and that are still in effect (collectively, “Contracts”).

(b)                                 To the knowledge of the Company, all Contracts required to be disclosed pursuant to this Section 3.13 are valid, binding and in full force and effect as to the Company in accordance with their respective terms and provisions, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally.  The Company is not, and, to the Company’s knowledge, no other party thereto is, in breach or violation of, or default under, any of the Contracts required to be disclosed in accordance with Section 3.13, which breach, violation or default would have a Material Adverse Effect, nor to the Company’s knowledge is there any reasonable basis for a claim of such breach, violation or default by the Company under the terms of any such Contract.  To the Company’s knowledge, no event has occurred that constitutes or, with the lapse of time or the giving of notice or both, would constitute, a breach, violation or default by the Company under any of the Contracts required to be disclosed in accordance with Section 3.13, which breach, violation or default would have a Material Adverse Effect.

SECTION 3.14.                 Sufficiency of Assets.  The assets owned by the Company constitute all assets used or required by it in the conduct of its business under the circumstances then existing.

SECTION 3.15.                 Licenses.  The Company holds or has applied for all material licenses or permits necessary for the lawful conduct of its business as required by any Governmental Authority (collectively, the “Licenses”).  Each such License that has been granted, issued or assigned is held by the Company free and clear of any Liens other than those reflected on the Opening Balance Sheet and is in full force and effect and no material default by the Company has occurred and is continuing thereunder.

SECTION 3.16.                 Compliance with Law.   The Company has complied and is in compliance with all Applicable Laws, except where the failure to so comply would not have a Material Adverse Effect. The Company is not in default under, or in violation of, and has not violated (and not cured) any Applicable Law (including, without limitation, laws relating to the issuance or sale of securities, antitrust, zoning and building codes and ordinances, and occupational safety), or any Licenses, franchises, permits, authorizations or concessions granted by, or any judgment, decree, writ, injunction or order of, any Governmental Authority, applicable to its business or any of its properties or assets, except where such defaults and violations would not have a Material Adverse Effect.  The Company has not received any notification alleging any violations of any of the foregoing.

SECTION 3.17.                 Litigation.  Except as specified in Section 3.17 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Company’s knowledge, threatened against the Company or any officer or director or any of their assets or properties at law or in equity or before any Governmental Authority or instrumentality or before any arbitrator of any kind and, to the Company’s knowledge, there is no reasonable basis for any such suit, claim, action, proceeding or investigation; provided, however, that with respect to any officer or director, any such litigation shall be with respect to allegations of criminal misconduct, fraud, gross negligence, intentional misconduct, misuse of funds, breach of fiduciary duties or obligations or bankruptcy proceedings.  Except as specified in Section 3.17 of the Disclosure Schedule, the Company has not been a party to any such suit, claim, action, proceeding or investigation during the past two years involving its business, assets or properties, nor has any such suit, claim, action, proceeding or investigation been threatened in writing by or against the Company.

SECTION 3.18.                 Employees; Employee Benefit Plans

(a)                                  The Company currently does not have any employees or employee benefit plans, including, but not limited to, such plans as defined in ERISA Section 3(3) (“Employee Programs”) that is currently maintained or contributed to (or with respect to which there is any obligation to contribute) by the Company or any ERISA Affiliate.

(b)                                 Past Employee Programs of the Company had been administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, and had been administered and operated in all material respects in accordance with its terms.  No Employee Program was subject to Title IV of ERISA or is a multiemployer plan, within the meaning of ERISA Section 3(37).

(c)                                  Full payment had been made of all amounts that the Company and any ERISA Affiliate had been required under the terms of any Employee Programs to be paid as contributions to such Employee Programs on or prior to the date hereof.

(d)                                 No liability, claim, action, investigation, audit or litigation has been made, commenced or, to the knowledge of the Company, threatened with respect to any Employee Program.

SECTION 3.19.                 Investment Company.  The Company is not, and the transactions contemplated by this Agreement will not cause the Company to become, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

SECTION 3.20.                 Corporate Documents, Books and Records.  Complete and correct copies of the Company’s Charter and Bylaws (or similar organization documents), and of all amendments thereto, have been previously delivered to counsel for the Purchaser.  The minute books of the Company contain complete and accurate records of all meetings and consents in lieu of meetings of the Board (and its committees), or body performing a similar function and holders of its Capital Securities since its date of incorporation.  The stock transfer ledgers and other similar records of the Company as made available to the Purchaser prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the Capital Securities of the Company.

SECTION 3.21.                 Exception from Registration   Assuming the accuracy of the Purchaser’s representations and warranties hereunder, the purchase and sale of the Purchased Shares pursuant hereto is exempt from the registration requirements of the Securities Act.  No form of general solicitation or general advertising was used by the Company or its agents in connection with the offer and sale of the Purchased Shares, including, but not limited to, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

SECTION 3.22.                 Brokers’ Fees.

(a)                                  Other than Citigroup Global Markets Inc. and TD Securities Inc., the Company has not dealt with any broker, finder, commission agent or other Person in connection with the sale of the Purchased Shares and the transactions contemplated by this Agreement and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions at or prior to the Initial Closing, with the exception of any amounts to be paid to Citigroup Global Markets Inc. and TD Securities Inc.

(b)                                 The Company is not obligated to pay any fees or reimburse any expenses (other than normal recurring operating expenses), whether legal or otherwise, to any other party, except for fees payable to its legal counsel and its accountants in connection with this Agreement, the Related Agreements and the transactions contemplated hereunder and thereunder.

SECTION 3.23.                 Transaction Costs.  The Company is not obligated for any Transaction Costs in connection with the transactions contemplated by this Agreement and which are not reflected in the itemized list of Transaction Costs set forth on Section 3.23 of the Disclosure Schedule.

SECTION 3.24.                 Accountants.  The accountants who have audited and certified the Company Historical Financial Statements for December 31, 2004 and August 31, 2005 are independent public accountants.

SECTION 3.25.                 Amendments to Organizational Documents.  In connection with the transactions contemplated by this Agreement and the Related Agreements, the Company has taken all appropriate steps and necessary corporate actions to effect the changes to the Charter or Bylaws set forth in Section 3.25 of the Disclosure Schedule.

SECTION 3.26.                 Indebtedness.  The Company has no Indebtedness other than as described in Section 3.9, Section 3.22 and Section 3.23.

SECTION 3.27.                 Environmental Matters. (a) The Company is, and has been, in compliance, in all material respects, with all applicable Environmental Laws and permits and authorizations thereunder; (b) there is no administrative or judicial enforcement proceeding pending, or to the knowledge of the Company threatened, against the Company involving Hazardous Materials or toxic fungi or mold or arising under any Environmental Law; (c) the Company has not and, to the knowledge of the Company, any legal predecessor of the Company, has not received any written notice from any third party that it is potentially responsible under any Environmental Law for costs of response, property damage or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location; (d) the Company has not transported or disposed of, or, to the knowledge of the Company, allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location identified as requiring response action on the Comprehensive Environmental Response, Compensation, and Liability Information System or similar state database or any location proposed for inclusion on such lists; (e) the Company has no knowledge of any release on the real property owned or leased by the Company or predecessor entity of Hazardous Materials that would be reasonably likely to result in a requirement under any Environmental Laws to perform a response action, the incurrence of natural resource damages or in any material liability under the Environmental Laws; and (f) the Company is not required, by virtue of the transactions contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (A) to give notice to or receive approval from any Governmental Authority, or (B) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

SECTION 3.28.                 Labor and Employment Matters.

(a)                                  The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company and any union or employee association regarding any collective bargaining agreement or any other work rules or polices.  There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company relating to its business.  To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company.

(b)                                 There are no proceedings pending or, to the knowledge of the Company, threatened against the Company in any forum by or on behalf of any present or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortuous conduct on the part of the Company in connection with the employment relationship.

SECTION 3.29.                 Insurance.  Section 3.29 of the Disclosure Schedule sets forth all material policies of insurance to which the Company is a party.

SECTION 3.30.                 Ownership of Minto Delaware and Minto Holdings.  Minto Holdings owns 100% of the equity interests of Minto Delaware.

SECTION 3.31.                 Restructuring Transaction.  The Company was a wholly owned subsidiary of MHF immediately prior to July 29, 2005.  MHF was the wholly owned subsidiary of Minto Holdings immediately prior to July 29, 2005.  Immediately prior to July 29, 2005, the Company owned equity interests in the following entities in the following percentages:  Minto Management Services, Inc. 100% of common stock, Minto (Delaware), LLC, 1% of common membership interests, Minto Communities, Inc., 100% of preferred stock.  The Company transferred cash and certain other assets to MBF on July 29, 2005 and distributed the membership interests in MBF to MHF.  On July 29, 2005, MHF transferred the stock of the Company to Minto Delaware.  On August 1, 2005, MHF liquidated, distributing 100% the stock of Minto Delaware to Minto Holdings.  Immediately prior to the date of this Agreement, the Company’s only asset is cash (either held directly or held in escrow on the Company’s behalf with a “qualified intermediary” as such term is used in the Treasury Regulations promulgated under Section 1031 of the Code).

ARTICLE IV

PURCHASER’S REPRESENTATIONS

The Purchaser represents and warrants to the Company as follows:

SECTION 4.1.                       Private Placement.

(a)                                  The Purchaser understands and acknowledges that:

(i)                                     the Purchased Shares have not been, and will not be, registered under the Securities Act and the Purchased Shares and the shares of Common Stock into which the Purchased Shares are convertible must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement;

(ii)                                  the offering and sale of the Purchased Shares are intended to be exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) of the Securities Act.  The Purchaser understands that the certificate(s) evidencing the Purchased Shares will be imprinted with a legend that prohibits the transfer thereof unless they are registered or such registration is not required; and

(iii)                               there is no existing public or other market for the Purchased Shares and there can be no assurance that the Purchaser will be able to sell or dispose of the Purchased Shares.

(b)                                 The Purchaser represents and warrants to the Company that:

(i)                                     the Purchased Shares to be acquired by it pursuant to this Agreement are being acquired for its own account not as a nominee or agent for any other Person and without a view to the distribution of such Purchased Shares or any interest therein in violation of the Securities Act;

(ii)                                  the Purchaser is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and the Purchaser is capable of bearing the economic risks of such investment; and

(iii)                               the Purchaser, subject to the completeness and accuracy of the representations and warranties contained herein and in the Related Agreements, has been provided, to its satisfaction, the opportunity to ask questions concerning the terms and conditions of the offering and sale of the Purchased Shares and has had all such questions answered to its satisfaction and has been supplied all additional information deemed necessary by it to verify the accuracy of the information furnished to it.

SECTION 4.2.                       Brokers or Finders.   Except as otherwise provided in Section 3.27 hereof, the Company has not incurred and will not incur, directly or indirectly, as a result of any action taken by the Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.  The Purchaser will indemnify and hold the Company harmless against any liability, settlement or expense arising out of or in connection with any such claim resulting from the actions of the Purchaser.

SECTION 4.3.                       Authorization.  This Agreement and the Related Agreements to which the Purchaser is a party have been executed by the Purchaser; and the execution, delivery and performance hereof and thereof have been duly authorized by all appropriate action.

SECTION 4.4.                       Enforceability.  The execution and delivery by the Purchaser of this Agreement and each of the Related Agreements will result in legally binding obligations of such party enforceable against the Purchaser in accordance with the respective terms and provisions hereof and thereof.

SECTION 4.5.                       No Conflicts.  The execution and delivery by the Purchaser of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby:  will not conflict with, or result in any breach of or constitute a default under (or constitute any event which with notice, lapse of time or both would result in any breach of, or constitute a default under) (x) any provision of any organizational documents (each as amended to date) of the Purchaser, (y) any provision of any contract, license, indenture, mortgage, deed of trust, bank loan or credit agreement, note, lease or other evidence of indebtedness, or any lease, contract or other agreement or instrument to which the Purchaser is a party or by which the Purchaser or any of its respective assets or properties may be bound or affected, or (z) any Applicable Law or any order, judgment, injunction or decree of any court or Governmental Authority applicable to the Purchaser or any of its assets or properties; except in each case, where such conflict, default or breach would not have a Material Adverse Effect.

SECTION 4.6.                       REIT Ownership Limitations.

(a)                                  The Purchaser has or will use its reasonable best efforts to establish an ownership limit in its Charter and any other necessary organizational document of the Purchaser sufficient to ensure or otherwise has used its reasonable best efforts to take and will continue to use its reasonable best efforts to take action sufficient to ensure that the Purchaser’s ownership in the Company will allow the Company to (1) satisfy the “five or fewer” rule under Sections 856(h) and 542(a)(2) of the Code commencing as of July 1, 2006 (disregarding for this purpose the “at any time during the last half of the taxable year” requirement) and (2) qualify as a “domestically controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code by no later than the later of (a) December 31, 2010 or (b) five years after the date on which the Purchaser acquires at least 235,110 Voting Shares, and in each case at all times thereafter.

(b)                                 The Company has granted an exemption to any ownership limitations contained in the Charter to Minto Delaware and its indirect owners in the form of Exemption Letter attached as Exhibit H hereto.

ARTICLE V

CONDITIONS TO THE PURCHASER’S OBLIGATIONS TO PURCHASE

SECTION 5.1.                       Conditions of the Purchaser’s Obligations Prior to the Initial Closing.  The obligation of the Purchaser to enter into this Agreement and the Related Agreements by the Initial Closing is subject to the satisfaction or waiver in writing of each of the following conditions:

(a)                                  Representations, Warranties and Covenants.  (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Initial Closing and (ii) the representations and warranties of the Company, Minto Holdings and Minto Delaware contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Initial Closing as if made at and as of such date.

(b)                                 Legality; Governmental and Other Authorizations.  The purchase of the Purchased Shares by the Purchaser and the sale of the Purchased Shares by the Company shall not be prohibited by any law or governmental order or regulation.  All necessary consents, approvals, licenses, permits, orders and authorizations of registrations, declarations and filings with, any Governmental Authority or of or with any other Person, with respect to any of the transactions contemplated by this Agreement or any of the Related Agreements, shall have been duly obtained or made and shall be in full force and effect, except any consents or approvals the failure of which to obtain would not have a Material Adverse Effect.

(c)                                  Articles of Amendment.  Each of the Series B Articles of Amendment, Voting Share Articles of Amendment and Series C Articles of Amendment shall have been duly filed with the State of Florida Department of State, substantially in the forms attached hereto as Exhibits C, D and E hereto.

(d)                                 Absence of Litigation.  There shall be no pending (of which an employee of the Company has received service or notice of process) or threatened action, suit, investigation, litigation or proceeding affecting the Company before any Governmental Authority (i) in which, in the reasonable opinion of the Purchaser, there is a reasonable possibility of an adverse decision that could, (A) have a Material Adverse Effect on the Company, (B) restrain, prevent or impose materially adverse conditions upon the transactions contemplated by this Agreement, or (ii) which purports to affect the legality, validity or enforceability of this Agreement, the Purchased Shares or the Related Agreements.

(e)                                  Other Agreements.  The Purchaser shall have received each of the Shareholders Agreement, the Supplemental Shareholders Agreement, the Put/Call Agreement, Subscription Agreement and the Management Agreements, executed by the parties thereto and in full force and effect in accordance with its terms, and all covenants, agreements and conditions contained therein that shall have been performed or complied with on or prior to the Initial Closing shall have been performed or complied with or waived in writing by the Purchaser.

(f)                                    Amendments to Organizational Documents.  Prior to the Initial Closing, the Company has taken all appropriate steps and necessary corporate actions to effect the changes to the Charter or Bylaws set forth in Section 3.25 of the Disclosure Schedule.

(g)                                 Closing Papers.  The Purchaser shall have received the following, addressed to it and in form and substance reasonably satisfactory to it:

(i)                                     certified copies of the resolutions adopted by the Board authorizing the execution, delivery and performance of this Agreement, the Related Agreements, the Purchased Shares and each of the other agreements, instruments and transactions contemplated hereby;

(ii)                                  certified copies of the Charter and Bylaws as in effect at the Initial Closing;

(iii)                               a certificate of the Secretary of the Company dated the date of the Initial Closing, as to the incumbency and signatures of the officers executing this Agreement and all instruments executed pursuant hereto; and

(iv)                              Officers’ Certificates, dated as of the date of the Initial Closing of the Company to the effect set forth in clause (a) of this Section 5.1.

SECTION 5.2.                       Conditions of the Purchaser’s Obligations Prior to any Subsequent Closing.  The obligation of the Purchaser to purchase and pay for the Purchased Shares to be purchased by it hereunder at any Subsequent Closing is not subject to the satisfaction or waiver of any conditions.

ARTICLE VI

CONDITIONS TO THE COMPANY’S OBLIGATIONS

SECTION 6.1.                       Conditions of the Company’s Obligations Prior to the Initial Closing.  The obligation of the Company to enter into this Agreement and the Related Agreements at the Initial Closing is subject to the satisfaction or waiver in writing of each of the following conditions:

(a)                                  Representations.  The representations and warranties made by the Purchaser in this Agreement and each of the Related Agreements shall be true and correct in all material respects when made and shall be true and correct in all material respects as of the Initial Closing.

(b)                                 Other Agreements.  Each of the Related Agreements to which the Purchaser is a party shall have been executed by the Purchaser and is in full force and effect in accordance with its terms.  All covenants, agreements and conditions contained in this Agreement and the Related Agreements which are to be performed or complied with by the Purchaser on or prior to the Initial Closing shall have been performed or complied with by the Purchaser in all material respects.

(c)                                  Legality; Governmental and Other Authorizations.  The purchase of the Voting Shares by the Purchaser and the sale of the Voting Shares by the Company shall not be prohibited by any law or governmental order or regulation.  All necessary consents, approvals, licenses, permits, orders and authorizations of registrations, declarations and filings with, any Governmental Authority or of or with any other Person, with respect to any of the transactions contemplated by this Agreement or any of the Related Agreements, shall have been duly obtained or made and shall be in full force and effect, except any consents or approvals the failure of which to obtain would not have a Material Adverse Effect.

(d)                                 Assignment of Acquisition Agreements.  In connection with the Initial Closing, Inland Real Estate Acquisitions, Inc. shall have assigned the rights under the Acquisition Agreements to the Company, free and clear of all Liens.

(e)                                  Closing Papers.  The Company shall have received the following, addressed to it and in form and substance reasonably satisfactory to it:

(i)                                     certified copies of the resolutions adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement, the Related Agreements and each of the other agreements and instruments to which the Purchaser is a party, and the transactions contemplated hereby;

(ii)                                  a certificate of the Secretary of the Purchaser dated the date of the Initial Closing, as to the incumbency and signatures of the officers executing this Agreement and all instruments executed pursuant hereto; and

(iii)                               Officers’ Certificates, dated as of the date of the Initial Closing of the Company to the effect set forth in clause (a) of this Section 6.1.

(f)                                    Articles of Amendment.  The Second Amended and Restated Articles of Incorporation, in the form attached hereto as Exhibit F (the “Amended Charter”) will have been filed with the Secretary of State of the State of Florida.

(g)                                 Ownership Waivers.  The Company will grant to Minto Delaware and its direct and indirect owners an exemption from the ownership limitations contained in the Amended Charter in the form of Exemption Letter attached as Exhibit H hereto.

SECTION 6.2.                       Conditions of the Company’s Obligations Prior to any Subsequent Closing.  The obligation of the Company to issue any Subsequent Shares hereunder at any Subsequent Closing is subject to the satisfaction or waiver in writing of each of the following conditions:

(a)                                  Representations.  The representations and warranties made by the Purchaser in this Agreement and each of the Related Agreements shall be true and correct in all material respects when made and shall be true and correct in all material respects as of such Subsequent Closing.

(b)                                 Other Agreements.  Each of the Related Agreements to which the Purchaser is a party shall be in full force and effect in accordance with its terms.  All covenants, agreements and conditions contained in this Agreement and the Related Agreements which are to be performed or complied with by the Purchaser on or prior to such Subsequent Closing shall have been performed or complied with by the Purchaser in all material respects.

(c)                                  Legality; Governmental and Other Authorizations.  The purchase of such Subsequent Shares by the Purchaser and the sale of such Subsequent Shares by the Company shall not be prohibited by any law or governmental order or regulation, and shall not subject the Company to any penalty or special tax.  All necessary consents, approvals, licenses, permits, orders and authorizations of registrations, declarations and filings with, any Governmental Authority or of or with any other Person, with respect to any of the transactions contemplated by this Agreement or any of the Related Agreements, shall have been duly obtained or made and shall be in full force and effect, except any consents or approvals the failure of which to obtain would not have a Material Adverse Effect.

(d)                                 Closing Papers.  The Company shall have received the following, addressed to it and in form and substance reasonably satisfactory to it:

(i)                                     certified copies of the resolutions adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement, the Related Agreements and each of the other agreements and instruments to which the Purchaser is a party, and the transactions contemplated hereby;

(ii)                                  a certificate of the Secretary of the Purchaser dated the date of the Subsequent Closing, as to the incumbency and signatures of the officers executing this Agreement and all instruments executed pursuant hereto; and

(iii)                               Officers’ Certificates, dated as of the date of the Subsequent Closing of the Company to the effect set forth in clause (a) of this Section 6.2.

ARTICLE VII

COVENANTS APPLICABLE TO THE COMPANY WHILE THE SERIES A PREFERRED STOCK IS HELD BY MINTO DELAWARE

The Company covenants that, while any of the Series A Preferred Stock is held by Minto Delaware or any assignee thereof, the Company will comply with the following provisions unless otherwise specifically provided for in this Article VII.

SECTION 7.1.                       Corporate Existence.  The Company will preserve and keep in full force and effect its existence, rights and franchises.

SECTION 7.2.                       Insurance.  The Company will maintain with financially sound and reputable insurance companies having a rating by Best of at least A and vii, funds or underwriters, insurance of the kinds, covering the risks and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Company.

SECTION 7.3.                       Taxes.  The Company will pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all Taxes, assessments and other governmental charges imposed upon the Company and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid might by law become a Lien or charge upon any of its properties; provided, however, that any such Tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Company will pay or cause to be paid all such taxes, assessments, charges, levies or claims forthwith upon the commencement of foreclosure on any lien which may have attached as security therefor.

SECTION 7.4.                       Inspection of Properties and Books.  The Company shall permit Minto Delaware or any of its designated representatives to visit and inspect any of the properties of the Company (subject to the rights of tenants), to examine the books of account of the Company (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Company with, and to be advised as to the same by, executive officers or managing members of such Persons, upon reasonable prior notice and during normal business hours, in a manner calculated not to disrupt ongoing business activities and at such intervals as Minto Delaware may reasonably request.

SECTION 7.5.                       Compliance with Laws, Contracts, Licenses and Permits.  The Company will (a) comply in all material respects with all Applicable Laws and regulations wherever its business is conducted except where the failure to so comply has no Material Adverse Effect, (b) comply with the provisions of the Charter and Bylaws, (c) comply in all material respects with all agreements and instruments by which it or any of its properties may be bound (including, without limitation, the Related Agreements), (d) comply with all applicable decrees, orders, and judgments, except where the failure to comply has no Material Adverse Effect and (e) comply in all material respects with all required approvals, permits and licenses except where the failure to comply has no Material Adverse Effect.  If at any time while any Purchased Shares are outstanding, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Company may fulfill any of its obligations hereunder, the Company will promptly take or cause to be taken all reasonable steps within its power to obtain such authorization, consent, approval, permit or license and, if requested by Purchaser, furnish Minto Delaware with evidence thereof.

SECTION 7.6.                       REIT Ownership Limitations.  The Company will not, without the consent of a majority in interest of the Series A Preferred Stock, amend the ownership limit in its Charter and will use its reasonable best efforts to take any other action sufficient to ensure that the Company will (1) satisfy the “five or fewer” rule under Sections 856(h) and 542(a)(2) of the Code commencing as of July 1, 2006 (disregarding for this purpose the “at any time during the last half of the taxable year” requirement) and (2) qualify as a “domestically controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code by no later than the later of (a) December 31, 2010 or (b) five years after the date on which the Purchaser acquires at least 235,110 Voting Shares, and in each case at all times thereafter.

SECTION 7.7.                       Operation and Election to Qualify as a REIT.  The Company will at all times use its best efforts to be organized and operated in accordance with the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ending December 31, 2005.  The Purchaser acknowledges that no assurance exists that the Company will qualify for the REIT election under the Code.  The Company will use its best efforts to qualify as a “domestically controlled REIT” under the Code as soon as possible subsequent to the Initial Closing.

ARTICLE VIII

COVENANTS APPLICABLE TO DELIVERY OF FINANCIAL INFORMATION

The Company hereby agrees that so long as any shares of Common Stock or Series A Preferred Stock are held by Minto Delaware or its assignees, the Company will comply with the following provisions; provided, however, that Minto Delaware may waive or modify the provisions related to the time period by which the financial information referred to in this section must be delivered to Minto Delaware:

SECTION 8.1.                       Annual Statements.  Within 90 days after the close of each fiscal year of the Company, commencing with the fiscal year ending on December 31, 2005, the Company, upon request of Minto Delaware, will deliver to Minto Delaware an audited balance sheet and statements of income and retained earnings and of cash flows of the Company, which annual financial statements shall show the financial condition of the Company as of the close of such fiscal year and the results of the Company’s operations during such fiscal year.  Each of the audited financial statements delivered pursuant to above shall be certified without qualification by such accounting firm to have been prepared in accordance with generally accepted accounting principles consistently applied except as specifically disclosed therein.  Minto Delaware shall bear the incremental cost of the Purchaser’s accountants conducting such audit after the completion of the audit of the Purchaser, which incremental cost shall be determined by the Purchaser in good faith.

SECTION 8.2.                       Quarterly Statements.  Within 40 days after the end of each fiscal quarter of the Company, commencing with the fiscal quarter ending March 31, 2006, the Company will deliver to Minto Delaware unaudited balance sheets and statements of income and retained earnings and of cash flows of the Company as of the end of such fiscal quarter, and the Company will supplement such financial statements with individual property operating data and year-to-date financial data through the end of the current calendar quarter.

SECTION 8.3.                       Officer’s Certificates.  In addition to the delivery of financial statements of the Company pursuant to Sections 8.1 and 8.2 above, in connection with the Company’s quarterly and annual financial statements the Company shall deliver to Minto Delaware a certificate of the President or Chief Financial Officer of the Company, acting in such capacity, (a) that, except as may otherwise be indicated therein or provided for in this Agreement, to the best of his or her knowledge, such statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position of the Company as of the dates specified and the results of its respective operations and changes in financial position with respect to the periods specified (subject in the case of interim financial statements only to normal year-end audit adjustments described in reasonable detail) and (b) to the effect that such officer has caused the provisions of this Agreement and the Related Agreements to be reviewed and has no knowledge of the breach of any covenant or noncompliance with any term of this Agreement or any of the Related Agreements, or, stating there is such a breach and listing the steps being taken by the Company to cure such breach.

ARTICLE IX

TAX MATTERS

SECTION 9.1.                       Tax Returns.

(a)                                  Subject to Section 9.1(c), Minto Delaware shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Initial Closing, and Minto Delaware shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and the Company shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Initial Closing and the Company shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(b)                                 From and after the Initial Closing, (1) Minto Delaware and Minto Holdings, jointly and severally, shall indemnify the Purchaser and the Company, pursuant to, and subject to the limitations set forth in, Article X and with respect to Section 9.1(b)(1)(B), so long as the Company has complied with the covenant of Section 9.4, for all Taxes (A) in excess of the amount, if any, reserved for Taxes on the Opening Balance Sheet (i) imposed on the Company for any taxable year or period, or portion thereof, that ends on or before the Initial Closing and (ii) of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any requirement of laws (including pursuant to Treasury Regulations Section 1.1502-6), which Taxes relate to an event or transaction occurring before the Initial Closing and (B) incurred in connection with the sale, exchange or other transfer of property of the Company or an Affiliate of the Company prior to the Initial Closing in a transaction intended to be tax-free under Section 1031 of the Code without regard to whether the Tax is imposed on the Company for a taxable year or period ending on, before or after the Initial Closing and (2) the Company shall indemnify Minto Delaware and Minto Holdings pursuant to and subject to the limitations set forth in Article X for all Taxes imposed on the Company for any taxable year or period, or portion thereof ending after the Initial Closing (other than Taxes for which Minto Delaware and Minto Holdings are responsible pursuant to Section 9.1(b)(1)(B)).  In the case of any taxable period that includes (but does not end on) the Initial Closing (a “Straddle Period”), the Taxes of the Company (or Taxes for which the Company is liable) for the portion of the period ending on the date of the Initial Closing (for which Minto Delaware and Minto Holdings are obligated to indemnify the Purchaser) shall be determined based on an interim closing of the books as of the close of business on the date of the Initial Closing (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), except that the amount of any real or personal property Taxes or similar Taxes (which are not based on or measured by income or receipts) related to the pre-Initial Closing Period shall be determined by reference to the number of days in the pre-Initial Closing and post-Initial Closing period of the Straddle Period.

(c)                                  The Purchaser shall promptly cause the Company to prepare and provide to Minto Delaware a package of Tax information materials, including, without limitation, schedules and work papers (the “Tax Package”) required by Minto Delaware to enable Minto Delaware to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 9.1(a).  The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of the Company.  The Purchaser and the Company shall cause the Tax Package to be delivered to Minto Delaware within sixty (60) days after the Initial Closing.

SECTION 9.2.                       Contest Provisions.

(a)                                  The Purchaser shall promptly notify Minto Delaware in writing upon receipt by the Purchaser, the Company or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Minto Delaware or Minto Holdings may be liable pursuant to Section 9.1 and Article X.

(b)                                 Notwithstanding Section 10.2, Minto Delaware shall have the right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Initial Closing, and to employ counsel of its choice at its expense; provided, however, that Minto Delaware shall have no right to represent the Company’s interests in any Tax audit or administrative or court proceeding unless Minto Delaware shall have first notified the Purchaser in writing of its intention to do so and shall have agreed with the Purchaser in writing that, as between the Purchaser, on the one hand, and Minto Delaware and Minto Holdings, on the other hand, Minto Delaware and Minto Holdings shall be liable for any Taxes that result from such audit or proceeding attributable to taxable periods ending on before the Initial Closing.  The Company and its representatives shall cooperate with Minto Delaware in such a proceeding and shall have the right to participate fully at their expense in any such audit or proceeding and to consent to any settlement which affects a Tax period or Straddle Period ending after the Initial Closing.  Notwithstanding the foregoing, Minto Delaware shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which adversely affects the liability for Taxes of the Purchaser, the Company or any Affiliate thereof for any period after the Initial Closing to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of the Purchaser, provided however that Purchaser’s consent may not be unreasonably withheld.

SECTION 9.3.                       Refunds and Amended Returns.

(a)                                  Any refund of the Taxes of the Company or any of its subsidiaries plus any interest received with respect thereto from the applicable taxing authorities for any taxable year or period or portion thereof ending before the Initial Closing (including without limitation, refunds arising from amended Tax Returns filed after the Closing Date) shall be for the account of Minto Holdings and, if received by the Purchaser or the Company or its subsidiaries shall be paid to Minto Holdings within ten (10) calendar days after the Purchaser or the Company or its subsidiaries receives such refund.  Any refunds or credits of Taxes of the Company or its subsidiaries for any Straddle Period shall be apportioned between Minto Holdings and the Company in the same manner as the liability for such Taxes is apportioned pursuant to Section  9.1(b).

(b)                                 Notwithstanding anything to the contrary in this Agreement, neither Minto Holdings nor the Purchaser shall, or permit the Company or its subsidiaries to, file any amended Tax Return relating to the Company or its subsidiaries (or otherwise change such Tax Returns) with respect to taxable periods ending on or prior to the Closing Date without written consent of the other party if such amendment adversely affects the other party, unless required to do so by law.

SECTION 9.4.                       Tax Treatment of Initial Property Acquisitions.   Unless otherwise required by Applicable Laws, the Purchaser and the Company each agrees to treat the acquisition of a sufficient number of the Initial Properties having an aggregate purchase price of approximately $294 million as a tax-free “like-kind exchange” within the meaning of Section 1031 of the Code resulting in the recognition of no taxable gain by the Company, and shall take no action inconsistent with such treatment.

SECTION 9.5.                       Assistance and Cooperation.  After the Initial Closing, each of Minto Delaware and the Purchaser shall (and cause their respective Affiliates to):

(a)                                  assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 9.1;

(b)                                 cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

(c)                                  make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

(d)                                 provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Article IX;

(e)                                  furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(f)                                    timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes relating to sales, transfer and similar Taxes;

(g)                                 retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Initial Closing until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and

(h)                                 give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records or obtain copies of same.

ARTICLE X

SURVIVAL AND REMEDY; INDEMNIFICATION

SECTION 10.1.                 Survival.  The covenants and agreements contained in this Agreement shall expire after the Initial Closing; provided that the covenants and agreements to be performed after the Initial Closing (including, without limitation, this Article X) shall not expire until all obligations have been fully discharged with respect thereto and the covenants contained in Sections 7.6 and 7.7 and Article IX shall survive indefinitely.  The representations and warranties contained in this Agreement shall survive until three (3) years after the Initial

Closing; provided, that (a) the representations and warranties contained in Sections 3.2, 3.3, 3.4(a) (with respect to the first sentence only), 3.10, 3.16 (with respect to Environmental Laws only), 3.28 and 4.6 shall survive until 30 days after the expiration of the applicable statute of limitations (including extensions).  If written notice of a claim has been given in accordance with this Agreement prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.

SECTION 10.2.                 Indemnification.

(a)                                  By Minto Delaware and Minto Holdings.  Subject to the limitations set forth in this Article X, Minto Delaware and Minto Holdings, jointly and severally, shall indemnify, save and hold harmless the Purchaser, the Company and their Affiliates, successors and assigns and each of the respective officers, directors, employees and agents of the foregoing from and against any and all Damages arising out of, resulting from or incident to (and without regard to any materiality qualifications contained therein, including, without limitation, a Material Adverse Effect)::

(i)                                     the breach of any warranty or the inaccuracy of any representation contained in this Agreement by Minto Delaware or Minto Holdings; and

(ii)                                  the breach of any covenant or agreement contained in this Agreement by Minto Delaware or Minto Holdings or any failure by Minto Delaware or Minto Holdings to perform any of their obligations in this Agreement.

(b)                                 By the Purchaser.  Subject to the limitations set forth in this Article X, the Purchaser shall indemnify, save and hold harmless Minto Delaware, Minto Holdings, the Company and their Affiliates, successors and assigns and each of the respective officers, directors, employees and agents of the foregoing from and against any and all Damages arising out of, resulting from or incident to (and without regard to any materiality qualifications contained therein, including, without limitation, a Material Adverse Effect):

(i)                                     the breach of any warranty or the inaccuracy of any representation contained in this Agreement by the Purchaser; and

(ii)                                  the breach of any covenant or agreement contained in this Agreement by the Purchaser or any failure by the Purchaser to perform any of its obligations in this Agreement.

(c)                                  By the Company.  Subject to the limitations set forth in this Article X, the Company shall indemnify, save and hold harmless the Purchaser, Minto Delaware, Minto Holdings and their Affiliates, successors and assigns and each of the respective officers, directors, employees and agents of the foregoing from and against any and all Damages arising out of, resulting from or incident to (and without regard to any materiality qualifications contained therein, including, without limitation, a Material Adverse Effect):

(i)                                     the breach of any warranty or the inaccuracy of any representation contained in this Agreement by the Company (other than with respect to a representation or warranty contained in Article III for which Minto Holdings and Minto Delaware are obligated to indemnify, save and hold harmless pursuant to Section 10.2(a)); and

(ii)                                  the breach of any covenant or agreement contained in this Agreement by the Company or any failure by the Company to perform any of its obligations in this Agreement.

(d)                                 Procedures.

(i)                                     Except as otherwise provided in this Agreement, any party seeking any indemnification under this Section 10.2 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement as soon as practicable after the party potentially entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2.

(ii)                                  The liability of an Indemnifying Party under this Section 10.2 with respect to Damages arising from claims of any third party which are subject to the indemnification provided for in this Section 10.2 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions.  If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within twenty (20) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 10.2 except to the extent the Indemnifying Party is materially and irreparably prejudiced by such failure.  The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it acknowledges, without qualification, its indemnification obligations hereunder and gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided, that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (except to the extent that local counsel are necessary or advisable for the conduct of such action or proceeding, in which case the Indemnifying Party shall also pay the reasonable fees and expenses of any such local counsel).  If the Indemnifying Party shall not assume the defense of any Third Party Claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate; provided, however, that in settling any action in respect of which indemnification is payable under this Article, it shall act reasonably and in good faith.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder, or (iii) settle or compromise any Third Party Claim if the result is to admit civil or criminal liability or culpability on the part of the Indemnified Party or that gives rise to criminal liability with respect to the Indemnified Party.  No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party.

SECTION 10.3.                 Limitations.  Except as otherwise provided herein:

(a)                                  If an Indemnified Party recovers Damages from an Indemnifying Party under Section 10.2, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party, other than a third party with whom the Indemnified Party has a material business agreement or arrangement, with respect to such recovered Damages subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy.

(b)                                 The amount of any Damages owed to any Indemnified Party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto actually recovered (it being agreed that, promptly after the realization of any such reductions of Damages pursuant hereto, such party shall reimburse the Indemnifying Party for such reduction in Damages for which such party was indemnified prior to the realization of such reductions of Damages).

(c)                                  Minto Delaware agrees to pledge the shares of Common Stock and Series A Preferred Stock held by Minto Delaware as collateral for the indemnification obligations of each of Minto Delaware and Minto Holdings set forth in this Article X for a period of three years following the Initial Closing.  Minto Delaware shall deliver possession of its shares of Common Stock and Series A Preferred Stock at the Initial Closing to secure the pledge.  Notwithstanding the foregoing, Minto Delaware shall have the right to (i) borrow up to 50% of the liquidation amount of the shares of Series A Preferred Stock held by it and (ii) pledge, mortgage or create any other lien or security interest (in all cases, senior to the Purchaser’s security interest) on any and all of the shares of Common Stock and Series A Preferred Stock in favor of a third party lender.  The Purchaser agrees to execute any reasonable documentation to accomplish the foregoing on a prompt basis.

SECTION 10.4.                 Exclusive Remedy.  Each party hereby acknowledges and agrees that, from and after the Initial Closing and except for claims seeking equitable relief, its sole remedy relating to the transactions contemplated by this Agreement shall be pursuant to the indemnification provisions of this Article X.  In furtherance of the foregoing, each party hereby waives, from and after the Initial Closing, to the fullest extent permitted by Applicable Laws, any and all other rights, claims, and causes of action it may have against the other parties or their respective representatives and Affiliates relating to the transactions contemplated by this Agreement, other than claims seeking equitable relief or for or in the nature of fraud.

SECTION 10.5.                 Confidentiality.  Each party agrees that all information furnished by any other party under this Agreement or any Related Agreement, whether prior to or after the date of this Agreement, in connection with the transactions contemplated hereunder (such information, together with all notes, memoranda, summaries, analyses, compilations and other writings relating thereto or based thereon, the “Confidential Information”) will be kept strictly confidential and will be used solely for the purpose of determining the desirability of this transaction and future actions to be taken by the receiving party; provided, however, that each party may (i) share the Confidential Information with its counsel and accountants, subject to informing them of the provisions of this Section 10.5 and (ii) disclose such information that is required to be disclosed pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder and use its best efforts to notify the other party as early as possible prior to such disclosure.  The term “Confidential Information” does not include information which is in the public domain or was or becomes available on a non-confidential basis from a Person that is not under an obligation (whether contractual, legal or fiduciary) to keep such information confidential.

ARTICLE XI

NOTICES

All notices or other communications required or permitted under this Agreement or any Related Agreement shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to the Company, addressed to:

Minto Holdings (at the address below)
and the Purchaser (at the address below)

If to Minto Delaware, addressed to:

c/o Minto Communities, LLC
4400 West Sample Road
Coconut Creek, FL 33073-3450
Attention: President

If to Minto Holdings, addressed to:

Minto Holdings, Inc.
Suite 300
427 Laurier Avenue West
Ottawa, Ontario, Canada
KIR 7Y2
Attention: President

with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Larry P. Medvinsky
Facsimile: (212) 878 8375

If to the Purchaser, addressed to:

Inland American Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Brenda G. Gujral

with a copy to:

The Inland Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Robert H. Baum

Shefsky & Froelich Ltd.
111 East Wacker Drive
Suite 2800
Chicago, Illinois 60601
Attention: Michael J. Choate, Esq.
Facsimile: (312) 275-7554

ARTICLE XII

AMENDMENTS AND WAIVERS

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Purchaser.

ARTICLE XIII

CHOICE OF LAW; SUBMISSION TO JURISDICTION
AND WAIVER OF JURY TRIAL; DISPUTE RESOLUTION

SECTION 13.1.                 Governing Law

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF ILLINOIS (WITHOUT GIVING EFFECT TO ANY CONFLICTS OR CHOICE OF LAWS PROVISIONS THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION).

SECTION 13.2.                 Consent To the Non-Exclusive Jurisdiction Of the Courts Of Illinois.

SUBJECT TO THE PROVISIONS OF SECTION 13.5, EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD.

SECTION 13.3.                 Waiver Of Jury Trial

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 13.4.                 Equitable Remedies.

The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of the Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached.  It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

SECTION 13.5.                 Arbitration.  All disputes arising out of, in connection with, or in any way related to, this Agreement among the parties to this Agreement and claims pursuant to Article X of this Agreement which are not resolved within six (6) months of an Indemnified Party’s sending of a notice of claim with respect thereto (each an “Arbitrated Claim”), shall be resolved by binding arbitration, and each party hereto hereby waives any right it may otherwise have to such a resolution of any Arbitrated Claim by any means other than arbitration pursuant to this Section 13.5.  As a minimum set of rules in the arbitration, the parties agree as follows:

(a)                                  The place of the arbitration shall be Chicago, Illinois.  The arbitration must be held in the English language in accordance with the Streamlined Arbitration Rules and Procedures of JAMS in effect on the date hereof, except as modified by this Agreement.

(b)                                 The arbitration will be held before a single arbitrator selected by the (i) the Purchaser and (ii) Minto Delaware and/or Minto Holdings, as applicable.  If the respective parties in interest cannot agree on an arbitrator within thirty (30) days of the delivery of an Arbitration Demand (as defined below), JAMS will appoint such arbitrator.  The arbitrator will be knowledgeable regarding commercial transactions similar in nature to the transactions contemplated by this Agreement.

(c)                                  Any party or parties initiating arbitration (the “Arbitration Claimants”) will give to the other party or parties (the “Arbitration Respondents”) notice of their intention to arbitrate (the “Arbitration Demand”).  The Arbitration Demand will contain a notice regarding the nature of the claim.  The Arbitration Respondents will file an answering statement (the “Arbitration Answer”) within thirty (30) days after the Arbitration Demand.  The Arbitration Answer will contain a statement setting forth in reasonable detail the Arbitration Respondents’ responses and defenses to the Arbitrated Claim.  If the Arbitration Respondents assert a counterclaim, (i) the

Arbitration Respondents shall send it with the Arbitration Answer and such counterclaim must include a statement setting forth in reasonable detail the nature of the counterclaim, the amount involved, if any, and the remedy sought, and (ii) the Arbitration Claimants will file a reply statement (the “Arbitration Reply”) as soon as is reasonably practicable, but in no event later than thirty (30) days, after the counterclaim. The Arbitration Reply will contain a statement setting forth in reasonable detail the Arbitration Claimants’ responses and defenses to the counterclaim.  If no Arbitration Answer or Arbitration Reply is given within the stated time, the claim or the counterclaim will be assumed to be granted.  Failure to file an Arbitration Answer or Arbitration Reply will not operate to delay the arbitration.

(d)                                 Unless the parties to the arbitration agree otherwise, the arbitrator may order depositions only for good cause and each party to the Arbitrated Claim may make such document requests and other discovery (other than depositions) as permitted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS in effect on the date hereof.

(e)                                  The arbitration hearings will be conducted over a period not to exceed thirty (30) days commencing as of the date of the first hearing.  The arbitrator shall make a final decision on the Arbitrated Claim within thirty (30) days of the final hearing.  The arbitrator may make such orders with regard to scheduling, allocation of hearing time, or otherwise as he or she deems appropriate to achieve compliance with these time limitations.  The parties have included the foregoing provisions limiting the scope and extent of the arbitration with the intention of providing for prompt, economic and fair resolution of any dispute submitted to arbitration.

(f)                                    The Arbitration Claimants, on the one hand, and the Arbitration Respondents, on the other, will, as an initial matter, equally bear the costs and fees of the arbitration, if applicable, but the arbitrator shall award such costs in inverse proportion as the Arbitration Claimants, on the one hand, and the Arbitration Respondents, on the other, may prevail on the matters resolved by the arbitrator (based on the variance of their respective proposed Arbitration Demand, Arbitration Answer and/or Arbitration Reply, as applicable, from the determination of the arbitrator), which proportionate allocations shall be determined by the arbitrator at the time the determination of the arbitrator is rendered on the merits of the matters submitted.

(g)                                 The arbitrator shall enter a written award specifying the basis for his or her decision, including findings of fact and conclusions of law, the basis for the Damages award and a breakdown of the Damages awarded, and the basis for any other remedy.  Any party dissatisfied with the award may invoke the JAMS Optional Arbitration Appeal Procedure (based on the rules therefor in effect at the time of this Agreement).  Such JAMS Optional Arbitration Appeal shall be limited to whether there are any erroneous conclusions of law, or any findings of fact not supported by substantial evidence.  The appellate arbitral panel may vacate, modify, correct, or affirm the award in whole or in any part.  The award (as modified, corrected, or affirmed by the appellate arbitral panel, or if no such JAMS appeal is taken, as originally rendered by the arbitrator) will be considered as a final and binding resolution of the disagreement.

(h)                                 Any arbitration proceeding will be conducted on a confidential basis, and any Confidential Information disclosed during any such proceeding will be kept confidential by the parties to such proceeding and by the arbitrator.

(i)                                     The arbitrator’s discretion to fashion remedies hereunder will be no broader or narrower than the legal and equitable remedies available to a court before which such Arbitrated Claim may have been brought but for this Section 13.5, unless the parties expressly state elsewhere in this Agreement that parties will be subject to broader or narrower legal and equitable remedies than would be available under the law governing this Agreement.

(j)                                     The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or pleaded to the arbitrator.  The award will include interest from the date of the Arbitrated Claim until the award is fully paid, computed at the then-prevailing U.S. prime rate, plus five percent (5%).  Any additional costs, fees or expenses incurred in enforcing the arbitral award (or successfully resisting it) will be borne by the party against which enforcement is sought if such award is successfully enforced (or borne by the party seeking to enforce such award if the resisting party successfully resists its enforcement).  Any party may enforce an arbitral award in any court of competent jurisdiction.

ARTICLE XIV

ENTIRE AGREEMENT; COUNTERPARTS; SECTION HEADINGS

This Agreement, the Related Agreements and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties hereto with respect to its subject matter.  This Agreement supersedes and renders null and void all prior agreements and understandings between the parties with respect to the subject matter hereof.

This Agreement or any amendment hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The descriptive headings of sections and paragraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase and Subscription Agreement as of the day and year first above written.

MINTO BUILDERS (FLORIDA), INC.

By:	/s/ J. Eric McKinney
Name: J. Eric McKinney
Title: Executive Vice President

By:	/s/ Peter Goring
Name: Peter Goring
Title: Executive Vice President

MINTO (DELAWARE), LLC

By:	/s/ J. Eric McKinney
Name: J. Eric McKinney
Title: Executive Vice President

By:	/s/ Peter Goring
Name: Peter Goring
Title: Executive Vice President

MINTO HOLDINGS INC.

By:	/s/ J. Eric McKinney
Name: J. Eric McKinney
Title: Executive Vice President

By:	/s/ Peter Goring
Name: Peter Goring
Title: Senior Vice President

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Brenda Gail Gujral
Name: Brenda Gail Gujral
Title: President

List of Exhibits

Exhibit A	Disclosure Schedule
Exhibit B	Form of Articles of Amendment Designating the Series A Preferred Stock
Exhibit C	Form of Articles of Amendment Designating the Series B Preferred Stock
Exhibit D	Form of Articles of Amendment Designating the Voting Shares
Exhibit E	Form of Articles of Amendment Designating the Series C Preferred Stock
Exhibit F	Form of Second Amendment and Restated Articles of Incorporation
Exhibit G	Initial Properties
Exhibit H	Exemption Letter

List of Schedules

Schedule 3.4	Equity and Debt Capitalization
Schedule 3.7(i)	Historical Financial Statements
Schedule 3.7(v)	Operating Balance Sheet
Schedule 3.8	Developments
Schedule 3.10	Tax Returns
Schedule 3.13	Material Contracts
Schedule 3.17	Litigation
Schedule 3.23	Transaction Costs
Schedule 3.25	Charter Amendments
Schedule 3.29	Insurance

EXHIBIT G

INITIAL PROPERTIES

PROPERTY	STREET ADDRESS
24 Hour 249 & Jones	21602 Tomball Pkwy Houston, Texas 77070
24 Hour Woodlands	1800 Lake Woodland Dr. The Woodlands, Texas 77387
6101 Richmond Building	6101 Richmond Ave. Houston, Texas 77057
6234 Richmond	6234 Richmond Ave. Houston, Texas 77057
11500 Market Street - Hunting Bayou	11500 Market Street, Houston, Texas 77029
Antoine Town Center	12430 Tomball Pkwy Houston, Texas 77086
Ashford Plaza	12731-A Bissonnet Houston, Texas 77099
Atascocita Shopping Center	7072 FM 1960 East Humble, Texas 77346
Bay Colony Town Center	1807 FM 646 League City, Texas 77352 (west bldg.)
Blackhawk Town Center	9855-9865 Blackhawk Blvd. Retail A & B
Carver Creek Shopping Center	2020 Masters, Dallas, Texas 75248
Chili’s Ground Lease - Hunting Bayou	11510 I-10 East Houston, Texas 77029
Cinemark 12-Silverlake	Silverlake Village, Pearland, Texas
Cinemark Jacinto City - Hunting Bayou	11450 I-10 East, Houston, Texas 77029
Cinemark Webster	20915 Gulf Freeway, Webster, Texas 77598
CyFair Town Center	17445 Spring Cypress Cypress, Texas 77429
Cypress Town Center	12220 Jones Rd. Houston, Texas 77070
Eldridge Lakes Town Center	6340 North Eldridge Pkwy Houston, Texas 77041
Eldridge Town Center	12442 FM 1960 West Houston, Texas 77065
Friendswood Shopping Center	140 West Parkwood Friendswood, Texas 77546
Highland Plaza	1520-1560 South Mason Rd. Houston, Texas 77450
Hunting Bayou Shopping Center	11410-11430 I-10 East Houston, Texas 77029
Joe’s Crab Shack - Hunting Bayou	11610 I-10 East Houston, Texas 77029
NTB Eldridge	12150 FM 1960 West, Houston, Texas 77065
Pinehurst Shopping Center	8005 FM 1960 East Humble, Texas 77346
Saratoga Town Center	5638 S. Staples Street Corpus Christi, Texas 78414 &
6418 Saratoga Blvd. Corpus Chrisiti, Texas 78414
Sherman Town Center	Hwy 75 North Sherman, Texas 75091
Spring Town Center Phase I & II - Spring Town	21212 Kuykendahl Spring, Texas 77388
Stables at Town Center	8765 Spring Cypress Spring, Texas 77379
Tomball Town Center	14090, 14080, 14030 FM 2920 Tomball, Texas 77375
Walgreens Springfield MO	National @ Cherokee Springfield, Missouri
West End Square	2201 Hwy. 6 South Houston, Texas 77077
Willis Town Center	904 West Montgomery Willis, Texas 77378
Winchester Town Center	West Rd. @ Jones Rd. Houston, Texas
Windermere Village	Eldridge Parkway and FM 1960
Woodforest Square Shopping Center	180 Uvalde B Houston, Texas 77015